UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2016

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, Wisconsin 53143-5656

(Address of principal executive offices)

Registrant’s telephone number, including area code: (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2016, David C. Adams accepted appointment to the Board of Directors of Snap-on Incorporated (the “Company”). The appointment was made by the Board and was effective on June 9, 2016. The Board was expanded to 10 directors in connection with Mr. Adams’ election. Mr. Adams is joining the Board’s Corporate Governance and Nominating Committee.

Mr. Adams will serve for a term expiring at the Company’s 2017 Annual Meeting of Shareholders and will be subject to annual election thereafter.

Mr. Adams, age 62, has served as Chairman of Curtiss-Wright Corporation (“Curtiss-Wright”), a global provider of highly engineered, critical function products and services to the commercial, industrial, defense and energy markets, since 2015, as Chief Executive Officer since 2013 and as President since 2012. He previously served as Chief Operating Officer from 2012 to 2013, and as Co-Chief Operating Officer from 2008 until 2012. Prior thereto, he served as a Vice President of Curtiss-Wright and as President of Curtiss-Wright Controls, Inc., the former motion control segment of Curtiss-Wright, from 2005 until 2008. Mr. Adams earned a Bachelor of Science degree from California State University and a Master of Business Administration degree from California Lutheran University.

Mr. Adams will receive the same compensation as the other non-employee directors of the Company. He will receive a pro-rated restricted stock grant, valued at approximately $87,973, upon joining the Board.

Mr. Adams does not have any business relationships with the Company requiring disclosure under Item 404(a) of Regulation S-K.

*    *    *    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: June 9, 2016	By:	/s/ Irwin M. Shur
Irwin M. Shur
Vice President, General Counsel and Secretary